EXHIBIT 99.8
Lionbridge / Robotti / Winthrop Group Uncovers Serious SEC Disclosure Violations by CMCT
Reveals That CMCT Has Failed to Properly Disclose its Entrenchment-Driven 6.25% Ownership Limitation Since 2019
Claims That CMCT’s Failure to Comply with its Most Basic Corporate Disclosure Obligations under SEC Rules Renders the Current Rights Offering Illegal and Invalid
Reflective of a Continuing, Troubling Pattern by CMCT to Entrench Management and the Board While Disenfranchising Stockholders
Has Referred the Disclosure Violations to the SEC and Nasdaq for Independent Investigation

NEW YORK, June 9, 2021 – The shareholder group led by Lionbridge Capital I, LP and its affiliates, Robotti & Company, Inc. and its affiliates, and Winthrop Realty Partners, L.P. and its affiliates, who collectively own 897,085 shares, or approximately 6.0% of the outstanding shares of CIM Commercial Trust Corporation (“CMCT” or the “Company”) (NASDAQ: CMCT and TASE: CMCT-L), today issued the following statement in connection with a severe disclosure omission and debilitating material misstatements by CMCT that the group has uncovered under the rules of the Securities and Exchange Commission (the “SEC”), which serves to revoke CMCT’s Form S-3 eligibility for its current Rights Offering:
“The Company purports to have amended its Charter at some point during the fall of 2019 to decrease the beneficial ownership limitation applicable to its stockholders from 9.8% to 6.25%. As recently as June 1, 2021, CMCT disclosed in its preliminary prospectus supplement for the Rights Offering that its ‘charter prohibits any person from acquiring or holding, directly or indirectly, shares of [our] capital stock in excess of 6.25%, in number of shares or value, whichever is more restrictive.’ A beneficial ownership limitation of 6.25% under the Charter is also cited in numerous filings CMCT has made with the SEC since October 2, 2019, including its Annual Reports on Form 10-K. However, CMCT failed to disclose this purported amendment to its Charter on a Form 8-K, which is a clear requirement under SEC rules. The purpose of Form 8-K is to provide investors with real time disclosure of important corporate events. Generally, a Form 8-K must be filed with the SEC within four business days of the event that triggers disclosure. When a company amends it charter or bylaws, Item 5.03(a) of the General Instructions to Form 8-K requires that such company disclose on a Form 8-K the effective date of the amendment, and a description of the provision adopted or changed by amendment and, if applicable, the previous provision. No such disclosure has ever been made by CMCT with respect to its purported Charter amendment, despite the fact that the Company has made multiple other corporate governance disclosures on Form 8-K.”
“There is little doubt that CMCT understands that charter amendments are required to be filed on Form 8-K with the SEC: CMCT disclosed and filed two amendments to its Charter on a Form 8-K on September 6, 2019, in connection with its 1-for-3 reverse stock split and reversion of the par value of its issued and outstanding common stock to $0.001 per share. Yet, nowhere to be found among its SEC filings is any Form 8-K that discloses the Charter amendment that purportedly lowered the beneficial ownership limitation from 9.8% to 6.25%.  Similarly, we have not seen any filings made with the Maryland Department of Assessments and Taxation in connection with the purported Charter amendment.”
“A material SEC filing omission such as this, where a purported Charter amendment relates to fundamental stockholder rights and attempts to limit stockholder influence, is a grave offense. As we have informed the SEC and Nasdaq under separate cover, the consequence of these SEC disclosure violations is ineligibility to use the Company’s shelf registration on Form S-3 for the Rights Offering. To use Form S-3, a company must, among other things, have been subject to reporting under the Securities Exchange Act of 1934 for at least twelve full calendar months preceding the filing of the Form S-3 and have filed all required reports during that period. Form 8-K is required to be filed upon the occurrence of specified material events, and failure to comply with this requirement results in loss of Form S-3 eligibility. Specifically, a company’s failure to file a Form 8-K under Item 5.03 – Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year, will result in Form S-3 ineligibility. We have no way of knowing the exact date of the purported Charter amendment or whether it was appropriately effected. However, because CMCT failed to file it, the Form S-3 must be declared ineffective.”
“These disclosure violations are extremely serious. Misleading stockholders with respect to material rights attached to their securities not only causes such investors to be misled, but also has a sweeping, chilling effect on the market. In our view the Company is not using the 6.25% ownership limitation to protect its REIT status, but to stifle existing and potential stockholders from participating in this flawed Rights Offering.”
“In addition to the SEC’s broad and severe enforcement options for an issuer’s failure to timely file a report on Form 8-K, there are also exchange implications for the Company under Nasdaq listing standards Rule 5250(b)(1) and Rule 5810(b). While all insufficient disclosure is reflective of inappropriate internal controls, we believe that CMCT’s failure to abide even by the most basic corporate disclosure requirements is indicative of much more pervasive governance problems and fiduciary failures at the Company.”
“We have previously detailed the many ways in which CMCT stockholders have long suffered under an unresponsive, underperforming, entrenched Board. The Board has refused to engage with us regarding our slate of five highly qualified director candidates, and is now delaying the 2021 Annual Meeting so that it can embark on a defensive, dilutive Rights Offering, with respect to which the Company’s own affiliates have been granted a waiver that privileges them with regards to oversubscription, thereby further prejudicing independent stockholders. Unfortunately, it appears that we have yet to reach the nadir of irresponsible corporate stewardship at CMCT. As it is clear to us that the Company has failed to file a required Form 8-K for its purported Charter amendment, we call on the Board to immediately cease its scorched-earth tactics and engage with us constructively to address the structural issues we have identified and work to unlock stockholder value. It is time for this Board to finally acknowledge and live up its duties to represent the best interests of the 79% majority of independent stockholders, and to stop hiding behind its obstructionist governance and policies.”
CONTACT:
Greg Morillo
Lionbridge Capital LP
Email: greg@lionbridgecap.com
Tel: (212) 300-8003

John Moran
Robotti & Company Advisors LLC
Email: moran@robotti.com
Tel: (646) 442-6702

Michael Ashner
Winthrop Realty Partners, L.P.
Email: mashner@winthropcapital.com
Tel: (516) 822-0022

Bob Marese
MacKenzie Partners, Inc.
Email: bmarese@mackenziepartners.com
Tel: (212) 929-5500

Important Information
This filing is not a solicitation of a proxy from any security holder of CIM Commercial Trust Corporation, a Maryland corporation (the “Company”).  Lionbridge Capital, LP and Robotti & Company Advisors, LLC, together with the other participants named herein (collectively, the “Participants”), intend to file a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 Annual Meeting of Stockholders of CIM Commercial Trust Corporation.
Stockholders are urged to read the definitive proxy statement and GOLD proxy card when they become available, because they will contain important information about the Participants, the nominees, the Company and related matters.  Stockholders may obtain a free copy of the definitive proxy statement and GOLD proxy card (when available) and other documents filed by the Participants with the SEC at the SEC’s web site at www.sec.gov.  The definitive proxy statement (when available) and other related SEC documents filed by the Participants with the SEC may also be obtained free of charge from the Participants.
Participants in Solicitation
The participants in the proxy solicitation are Lionbridge Capital, LP (“Lionbridge”), Lionbridge Capital I, LP (“Lionbridge I”), Lionbridge GP, LLC (“Lionbridge GP”) Lionbridge Capital GP, LLC (“Lionbridge I GP”), Lionbridge Asset Management, LLC (“Lionbridge AM”), The Ravenswood Investment Company L.P. (“Ravenswood I”), Ravenswood Investments III, L.P. (“Ravenswood III”), Ravenswood Management Company, LLC (“RMC”), Robotti & Company, Incorporated (“RCI”), Robotti & Company Advisors, LLC (“RCA”), Robotti Securities, LLC, Robert E. Robotti, Gregory Morillo, Thomas Ferguson, Mark C. Gelnaw, Raymond V. Marino II, John S. Moran, Winthrop Realty Partners, L.P. (“Winthrop Realty”), Winthrop Strategic Real Estate Fund, L.P. (“Winthrop Strategic Fund”), Winthrop Strategic Real Estate Fund GP LLC (“Winthrop Strategic GP”), Winthrop Debt Holdings LLC (“Winthrop Debt”), and Michael L. Ashner.
As of the date hereof, (i) Lionbridge directly owned 60,761 shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), (ii) Lionbridge I directly owned 183,339 shares of Common Stock; (iii) Ravenswood I directly owned 293,415 shares of Common Stock; (iv) Ravenswood III directly owned 174,135 shares of Common Stock; (v) Lionbridge GP, as the general partner of Lionbridge, may be deemed the beneficial owner of the 60,761 shares of Common Stock owned directly by Lionbridge; (vi) Lionbridge I GP as the general partner of Lionbridge I, may be deemed the beneficial owner of the 183,339 shares of Common Stock owned directly by Lionbridge I; (vii) Lionbridge AM, as the asset manager of each of Lionbridge and Lionbridge I, may be deemed the beneficial owner of the 244,100 shares owned directly by Lionbridge and Lionbridge I; (viii) Gregory Morillo, as the managing member of each of Lionbridge GP, Lionbridge I GP, LLC and Lionbridge AM, may be deemed the beneficial owner of the 244,100 shares owned directly by Lionbridge and Lionbridge I; (ix) RMC, as the general partner of each of Ravenswood I and Ravenswood III, may be deemed the beneficial owner of the 467,550 shares of Common Stock owned directly by Ravenswood I and Ravenswood III; (x) RCA, as the investment advisor of each of Ravenswood I and Ravenswood III may be deemed the beneficial owner of the 467,550 shares of Common Stock owned directly by Ravenswood I and Ravenswood III; (xi) RCI, (a) as the parent of RCA, may be deemed to be the beneficial owner of the 467,550 shares of Common Stock beneficially owned by RCA, and (b) as the parent of RS, may be deemed the beneficial owner of 500 shares of Common Stock owned in a discretionary accounts managed by RS for a customer; (xii) Mr. Robotti, as the Managing Director of RMC, may be deemed to be the beneficial owner of the 467,550 shares of Common Stock beneficially owned directly by Ravenswood I and Ravenswood III; (xii) Mr. Robotti, as the President of RCI, may be deemed to be the beneficial owner of the 467,550 shares of Common Stock owned directly by Ravenswood I and Ravenswood III, for which RCA acts as investment adviser, and the 500 shares of Common Stock owned in a discretionary account managed by RS for a customer; (xiv) Winthrop directly owned 148,978 shares of Common Stock; (xv) Winthrop Strategic Fund directly owned 100 shares of Common Stock; (xvi) Winthrop Strategic GP, as the General Partner of Winthrop Strategic Fund may be deemed to be the beneficial owner of the 100 shares of Common Stock owned directly by Winthrop Strategic Fund; (xvii) Winthrop Debt, as the sole member of Winthrop Strategic Fund GP, the General Partner of the Winthrop Strategic Fund, may be deemed to be the beneficial owner of the 100 shares of Common Stock owned directly by Winthrop Strategic Fund; and (xviii) Michael L. Ashner may be deemed to beneficially own the shares held by Winthrop and the Winthrop Strategic Fund.  As of the date of hereof, Mr. John Moran was the direct beneficial owner of 35,859 shares of Common Stock and none of Messrs. Ferguson, Gelnaw or Marino II beneficially owned any shares of Common Stock.